UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

LCA-VISION INC.
(Name of Registrant as Specified in Its Charter)

STEPHEN N. JOFFE CRAIG P.R. JOFFE ALAN H. BUCKEY JASON T. MOGEL ROBERT PROBST EDWARD J. VONDERBRINK ROBERT H. WEISMAN THE LCA-VISION FULL VALUE COMMITTEE
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

On February 6, 2009, The LCA-Vision Full Value Committee (the “Committee”) made a definitive filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of LCA-Vision Inc., a Delaware corporation (the “Company”), in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

On March 6, 2009, the Committee issued the following press release:

The LCA-Vision Full Value Committee Urges LCA-Vision (NASDAQ: LCAV) Stockholders to Reject the Status Quo:

Current Board and Management’s History of Over-Promising & Under-Delivering Bodes Ill for Shareholder Value Going Forward

CINCINNATI – (BUSINESS WIRE) – The LCA-Vision Full Value Committee announced today that it has released the following letter to the stockholders of LCA-Vision, Inc.

March 6, 2009

Dear Fellow Shareholder:

As one of the largest shareholders at LCAV, with over 11% of the stock, we believe that the stockholders’ investment in LCAV has reached a crisis point.  In the face of one of the worst recessions in recent history, with no end clearly in sight, we are saddled with a Board and management team with a history of over-promising and under-delivering.  While they express confidence in their plans and strategies, based on our experience in building LCAV into the pre-eminent laser vision company and successfully weathering the last recession, unfortunately we do not at all share that confidence.

As stockholders with a significant amount of money at stake and the benefit of a long memory and deep operational knowledge of the business, we urge stockholders not to fall victim to the hollow promises you are hearing, yet again, from the Board and management team.  To protect the remaining value of your investment, we strongly urge you to vote the WHITE proxy card to remove the current members of the Board and to elect the Full value Committee’s highly qualified, experienced nominees.  If elected, our nominees will restore the management team that helped build LCAV into one of the fastest growing small cap companies in the United States, according to both Fortune magazine and Business Week.

Perhaps you do not share our concerns about LCAV’s viability under the current Board and management in the current economic climate.  You may take comfort from their track record, as they would like to portray it. We certainly do not.

If:

•	You are satisfied with the Company’s loss of approximately 90% of stockholder value, you should vote to keep the current Board and management team

•
You are satisfied with losing national market share while at the same time much of your money has been spent to open 19 more vision centers, you should vote to keep the current Board and management team

•
You are satisfied with the Board continuing to significantly dilute shareholders with generous equity awards to themselves and the management team, including approximately 2% of the outstanding shares in a single grant just last Monday that we believe may have been a violation of the caps in the Company’s own stock incentive plans, you should vote to keep the current Board and management team

•	You are satisfied with the Company’s same store procedure volume lagging the industry as it has done for the last seven quarters, you should vote to keep the current Board and management team

•
You are satisfied with the Company continuing to rapidly burn through its remaining cash reserves, which it appears they will do far more rapidly than they have told you, you should vote to keep the current Board and management team

•
You are comfortable with the Company diversifying into new business lines with questionable revenues and uncertain margins while at the same time the core LASIK business is hemorrhaging $2.5 million of cash per month, you should vote to keep the current Board and management team

•	You want to suffer the same fate as the stockholders of MSO Medical (Mr. Straus’s last venture) which filed for bankruptcy, you should vote to keep the current Board and management team

•	You are comfortable with the Company continuing to promise you a rosy future while yet again justifying its subpar performance, you should vote to keep the current Board and management team

You may have seen that a proxy advisory firm recently recommended that shareholders not replace the current Board at this time.  Naturally, we are disappointed that this firm - which does not have any in-depth knowledge of LCAV or the laser correction industry and is not an LCAV investor - took this position.  You should know, however, that their support of the current Board was tepid, at best, acknowledging the Company’s decline under Steve Straus’s management, as well as expressing concerns regarding Board compensation and the poison pill that the Board adopted without shareholder approval, among other issues.

If on the other hand, you’re ready for a change, the time is now.

Under Mr. Straus and the Board, LCAV has missed consensus estimates every single quarter of 2008 and six of the eight quarters that Mr. Straus has served as CEO.  Needless to say, the unbroken record of over-promising and under-delivering has severely damaged the value of all of our LCAV investments.  Although they acknowledge there were some mishaps in the past, the Board and Mr. Straus would now like you to believe that business has “stabilized,” implying that LCAV will be able to achieve 2008 procedural volume levels in 2009, a prospect we find highly unrealistic.

In addition, they have told you that LCAV has a three-year cash position at the 90,000 annual procedural level.  Yet, deep within a filing with the Securities and Exchange Commission, they recently acknowledged for the first time that the Company now expects that the first quarter 2009 procedural volume will be down “about 35%” from the first quarter of 2008, seriously jeopardizing their own prediction of a three-year cash position.

What else is the Company not telling stockholders?  As you decide how to vote your shares, consider the following concerns, which are based on our intimate understanding of the business and the industry:

•	We believe the Company’s first quarter 2009 procedure volume will decline well in excess of the 35% projected by management, compared to the first quarter 2008.

•
We believe the Company’s new marketing initiatives are NOT working.  In fact, we believe the Company may report one of its highest marketing costs per procedure in the first quarter 2009, ever, possibly even exceeding $500.

•
We believe that for the first time in over a decade, LCAV will likely report a significant adjusted loss in the first quarter 2009, seasonally the Company’s strongest and most profitable quarter.  If so, this does not bode well for the rest of the year and management’s latest set of promises.

Everything we have heard from the current Board and management demonstrates that they lack a fundamental understanding of LCAV’s business and the core drivers of the Company’s profitability.  They lack an understanding of the major problems confronting our Company, and have minimal insight into how to fix them.  As they make vapid promises of future performance, they are asking stockholders for more time and patience.

But for stockholders, there can be no more time, there can be no more patience.  In the race between the cash running out and the key physician and employee asset base crumbling, on the one hand, and the Board and management scrambling to learn the business, on the other, the stockholders stand to be the ultimate losers.

Time is of the essence. Please sign date and return your WHITE consent card as soon as possible with a vote to remove the existing members of the Board and to replace them with our highly qualified nominees.  As the Company’s largest shareholders, with unique insights and unparalleled industry and Company-specific knowledge, we can tell you the status quo is NOT working.  We believe the Company’s very existence as a going concern may soon be in question unless stockholders act NOW.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

On February 6, 2009, The LCA-Vision Full Value Committee made a definitive filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of the Company in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

THE LCA-VISION FULL VALUE COMMITTEE ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE CONSENT SOLICITATION STATEMENT AND ANY OTHER SOLICITATION MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH SOLICITATION MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS SOLICITATION WILL PROVIDE COPIES OF THE CONSENT SOLICITATION STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ SOLICITOR BY CALLING, TOLL-FREE, (888)750-5834.

The participants in the consent solicitation are Dr. Stephen N. Joffe, Craig P.R. Joffe, Alan H. Buckey, Jason T. Mogel, Robert Probst, Robert H. Weisman and Edward J. VonderBrink.

As of the date of this filing, Dr. Joffe directly beneficially owns 1,171,952 shares of Common Stock of the Company, Craig P.R. Joffe directly beneficially owns 865,468 shares of Common Stock of the Company, and Alan H. Buckey directly beneficially owns 77,900 shares of Common Stock of the Company.

For the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Contact:
For The LCA-Vision Full Value Committee and Stephen N. Joffe
Lisa Blaker, 513-600-1867